FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT
                -----------------------------------------------


     This First Amendment (this "Amendment") is made as of October 6, 1997 to the Shareholder Rights Agreement, dated as of May 1, 1995 (the "Rights Agreement"), between Designs, Inc., a Delaware corporation (the "Company"), and BankBoston, a national banking association organized under the laws of the United States (the "Rights Agent"), successor to The First National Bank of Boston, N.A.

                                   WITNESSETH
                                   ----------

     WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock; and

     WHEREAS, the Company desires to amend certain provisions of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:

     Section 1. Subsection (a) of Section 1 of the Rights Agreement is amended by deleting such subsection in its entirety and substituting therefor the following:

  "      (a)  "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or
(iv) any Person holding shares of Common Stock organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as "Exempt Persons").

     Notwithstanding the foregoing:

               (A) a Person shall not be an "Acquiring Person" if (x) such Person, together with all Affiliates and Associates of such Person, shall not be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding and (y) such Person is and continues to be permitted to file a Schedule 13G, in lieu of a Schedule 13D, pursuant to the Exchange Act (as defined) and the rules and regulations promulgated thereunder (a Person who is so permitted being herein referred to as a "Schedule 13G Filer");

               (B) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of such a Person who is a Schedule 13G Filer, to 20% or more) of the shares of Common Stock then outstanding; provided, however that, if a Person shall become the Beneficial Owner of 15% or more (or, in the case of a Person who is a Schedule 13G Filer, 20% or more) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% or more (or, in the case of a Person who is a Schedule 13G Filer, 20% or more) of the shares of Common Stock then outstanding, then such Person shall be deemed to be an "Acquiring Person;" and

               (C)  a Person shall not be an "Acquiring Person" if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section l(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the
          foregoing provisions of this Section l(a).        "

     Section 2. As amended hereby, the Rights Agreement shall continue in full force and effect in accordance with its terms.

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

     Section 3. All capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Rights Agreement. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same Amendment and each of which shall be deemed to be an original.

ATTEST:                                 DESIGNS, INC.



By: /s/ Anthony E. Hubbard              By: /s/ Joel H. Reichman
    ------------------------                ----------------------------
    Anthony E. Hubbard                      Name:  Joel H. Reichman
    An Assistant Secretary                  Title: President and Chief
                                                   Executive Officer


ATTEST:                                 BANKBOSTON, N.A.,
                                        as Rights Agent



By: /s/ Terrance J. Dugan               By: /s/ Margaret M. Prentice
    ------------------------                ----------------------------
    Terrance J. Dugan                       Name:  Margaret M. Prentice
    An Account Manager                      Title: Director, Client
                                                   Services


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